Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 12, 2007, relating to the financial statements, which appears in Healthcare Acquisition Corporation’s (a corporation in the development stage) Annual Report on Form 10-K for the year ended December 31, 2006, and our report dated May 8, 2007, relating to the financial statements of Healthcare Acquisition Corporation, which appears in the Quarterly Report on Form 10-Q dated May 15, 2007.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ LWBJ, LLP

West Des Moines, Iowa

January 25, 2008